Exhibit 99.1

INNOVATE Corp. Completes Sale of Remaining Equity Stake in HMN International

NEW YORK, March 7, 2023 – INNOVATE Corp. (NYSE: VATE), today announced that it has closed the sale of the remaining 19% interest in HMN International Co. Ltd., formerly known as Huawei Marine Networks Co. (“HMN”), to subsidiaries and an affiliate of Hengtong Optic-Electric Co Ltd.

The 19% HMN stake was held by Global Marine Holdings, LLC, an entity in which INNOVATE holds an approximately 73% controlling interest. The sale was consummated pursuant to the terms of a supplemental agreement entered into by the parties in June 2022. After taxes and transaction fees, INNOVATE will receive approximately $32 million in cash, which will be used for reinvestment, debt repayment and general working capital.

Wayne Barr, Jr., Chief Executive Officer of INNOVATE, said, “We are pleased to have completed the monetization of our stake in HMN and the disposition of this portfolio company. The proceeds from this transaction add flexibility to our balance sheet, enabling us to continue developing our innovative operating businesses, which we believe are poised to drive sustainable growth and value creation going forward.”

About INNOVATE Corp.
INNOVATE Corp., is a portfolio of best-in-class assets in three key areas of the new economy – Infrastructure, Life Sciences and Spectrum. Dedicated to stakeholder capitalism, INNOVATE employs approximately 3,902 people across its subsidiaries. For more information, please visit: www.INNOVATECorp.com.

Contacts
Media Contact:
Reevemark
Paul Caminiti/Pam Greene/Luc Herbowy
INNOVATE.Team@reevemark.com
(212) 433-4600

Investor Contact:
Solebury Strategic Communications
Anthony Rozmus
ir@innovatecorp.com
(212) 235-2691